HUDSON UNITED BANCORP
RESTRICTED STOCK PLAN
(As Amended Through March 17, 2004)

SECTION 1 — Purpose

        The Hudson United Bancorp Restricted Stock Plan (the “Plan”) is designed to attract and retain the services of selected key employees of Hudson United Bancorp (the “Corporation”) and its Subsidiaries who are in a position to make a material contribution to the achievement of the goals of the Corporation or one or more of its Subsidiaries. It is also intended to enhance management’s identification with the shareholders of the Corporation and to encourage the continued employment of certain key employees with the Corporation and its Subsidiaries. Under the Plan, Awards shall be made to Eligible Employees in the form of Restricted Stock. The Plan, having been approved by the Board of Directors, shall become effective on February 7, 1989 subject to approval by the shareholders of the Corporation.

SECTION 2 — Definitions

        Capitalized terms not specifically defined elsewhere shall have the following meanings:

        “Award” means an award of Restricted Stock to a Participant pursuant to the Plan.

        “Affiliate” means the Corporation, a Subsidiary, or any employee benefit plan established or maintained by the Corporation or a Subsidiary.

        “Agreement” means a Restricted Stock Award Agreement which is entered into by the corporation and a Participant pursuant hereto.

        “Board of Directors” means the Board of Directors of the Corporation.

        “Change in Capitalization” means any change in the outstanding Shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change.

        “Change in Control” means the occurrence of one or more of the following events: (a) the Corporation acquires actual knowledge that any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) other than an Affiliate is or becomes the beneficial owner (as defined in Rule 13d-3 of the Exchange Act) directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the Corporation’s then outstanding securities, (b) the first purchase of Common Stock pursuant to a tender or exchange offer (other than a tender or exchange offer made by an Affiliate), (c) the approval by the Corporation’s stockholders of (i) a merger or consolidation of the Corporation with or into another corporation (other than a merger or consolidation in which the Corporation is the surviving corporation and which does not result in any reclassification or reorganization of the Corporation’s then outstanding shares of Common Stock or a change in the Corporation’s directors), (ii) a sale or disposition of all or substantially all of the Corporation’s assets or (iii) a plan of liquidation or dissolution of the Corporation, (d) during any period of two consecutive calendar years (which years may include 1988 or any subsequent year), individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Corporation’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (e) a sale of (i) common stock of the Bank if after such sale any person (as defined above) other than an Affiliate owns a majority of the Bank’s common stock or (ii) all or substantially all of the Bank’s assets (other than in the ordinary course of business). Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of clause (a) above if a person is or becomes the beneficial owner, directly or indirectly, or more than 10% but less than 25% of the combined voting power of the Corporation’s then outstanding securities if the acquisition of all voting securities in excess of 10% was approved in advance by two-thirds of the directors then in office.

        “Committee” means a committee consisting of at least three (3) Disinterested Persons appointed by the Board of Directors to administer the Plan and to perform the functions set forth herein.

        “Common Stock” means the common stock of the Corporation.

        “Disability” means the condition which results when an individual has become permanently and totally disabled within the meaning of Section 105(d)(4) of the Internal Revenue Code of 1986, as amended.

        “Disinterested Person” means a person (within the meaning of Rule 16b-3 under the Exchange Act) who at the time he exercises discretion as a member of the Committee is not and at any time within one (1) year prior thereto has not been eligible for selection (within the meaning of Rule 16b-3 of the Exchange Act) as a person to whom Shares may be allocated pursuant to this Plan or any other plan of the Corporation or any Subsidiary entitling participants therein to acquire stock of the Corporation or any Subsidiary.

        “Eligible Employee” means any officer or other key employee of the Corporation or a Subsidiary designated by the Committee as eligible to receive Awards subject to the conditions set forth herein.

        “Escrow Agent” means the escrow agent under the Escrow Agreement, designated by the Committee.

        “Escrow Agreement” means an agreement between the Corporation, the Escrow Agent and a Participant, in the form specified by the Committee, under which Shares awarded pursuant hereto shall be held by the Escrow Agent until either (a) the restrictions relating to such Shares expire and the Shares are delivered to the Participant or (b) the Corporation reacquires the Shares pursuant hereto and the Shares are delivered to the Corporation.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Participant” means an Eligible Employee who has been selected by the Committee to receive an Award under the Plan.

        “Plan year” means the fiscal year of the Corporation commencing on January 1 and ending on December 31.

        “Restricted Period” means Common Stock which has been awarded to a Participant subject to the restrictions referred to in the Plan and the restrictions set forth in the Agreement.

        “Retirement” means any normal or early retirement by a Participant pursuant to the terms of any pension plan or policy of the Corporation or any Subsidiary which is applicable to such Participant at the time of his or her retirement.

        “Shares” means shares of Common Stock, whether or not Restricted Stock.

        “Subsidiary(ies)” means any corporation or other legal entity, domestic or foreign, more than 50% of the voting power of which is owned or controlled, directly or indirectly by the Corporation.

SECTION 3 — Administration

        3.1  Generally.        The Plan shall be administered by the Committee which shall hold meetings at such times as may be necessary for the proper administration of the Plan. The Committee shall keep minutes of its meetings. A majority of the Committee shall constitute a quorum and a majority of the quorum may authorize any action. Each member of the Committee shall not be an employee of the Corporation or any Subsidiary and shall be a Disinterested Person. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Awards, and all members of the Committee shall be fully indemnified by the Corporation with respect to any such Action, determination or interpretation.

        3.2  Powers of the Committee. Subject to the express terms and conditions set forth herein, the Committee shall have the power from time to time:

(a) to select those Eligible Employees to whom Awards shall be granted under the Plan and to determine the number of Shares of Restricted Stock to be granted pursuant to each Award, the terms and conditions of each Award, including the restrictions relating to such Shares and the purchase price per Share, if any;

(b) to construe and interpret the Plan and the Awards granted thereunder and to establish, amend and revoke rules and regulations for the administration of the Plan, including, but not limited to, correcting any defect or supplying any omission, or reconciling any inconsistency in the Plan or in any Agreement, in the manner and to the extent it shall deem necessary or advisable to make the Plan fully effective, and all decisions and determinations by the Committee in the exercise of this power shall be final and binding upon the Corporation, its Subsidiaries and the Participants;

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(c) to determine the duration and purposes for leaves of absence which may be granted to a Participant without constituting a termination of employment or service for purposes of the Plan;

(d) to determine, in the event of an employee’s termination of employment, whether the Restricted Period or any other restrictions upon some or all of the Restricted Shares will lapse at such time of termination of employment; and

(e) generally, to exercise such powers and to perform such acts as are deemed necessary or advisable to promote the best interests of the Corporation with respect to the Plan.

        3.3  No Duty to Make Awards. The Committee may in any Plan Year refrain from designating any Participants or may refrain from making any Awards, but such action shall not be deemed a termination of the Plan. No Participant or employee shall have any claim or right to be granted Awards under the Plan.

SECTION 4 — Stock Subject to Plan

        4.1  Maximum Number of Shares. The maximum number of Shares that may be issued or transferred pursuant to Awards under the Plan granted after April 21, 2004 is 1,000,000 shares (or the number and kind of shares of stock or other securities which are substituted for those Shares or to which those Shares are adjusted pursuant to the Plan upon a Change in Capitalization after April 21, 2004) and the Corporation shall reserve for the purposes of the Plan, out of its authorized but unissued Shares or out of Shares held in the Corporation’s treasury, or partly out of each, such number of Shares as shall be determined by the Board. The maximum number of Shares that may be issued or transferred pursuant to Awards made under the Plan prior to May 25, 1997 was 300,000 shares, as adjusted for Changes in Capitalization occurring after February 7, 1989. The maximum number of shares that may be issued or transferred pursuant to Awards made under the Plan prior to April 21, 2004, and after May 25, 1997, was 250,000 shares, as adjusted for changes in capitalization occurring after March 31, 1998.

        4.2  Return of Shares. Whenever any Shares subject to an Award are resold or returned to the Corporation, or are forfeited for any reason pursuant to the terms of the Plan, such Shares may again be the subject of Awards hereunder.

        4.3  Change in Capitalization. In the event of a Change in Capitalization, the Committee shall conclusively determine the appropriate adjustments, if any, and shall make such appropriate adjustments, to the maximum number and class of shares of stock with respect to which Awards may be granted under the Plan. If, by reason of a Change in Capitalization, a Participant shall be entitled to new, additional or different shares of stock or securities, such new, additional or different shares shall thereupon be subject to all of the conditions and restrictions which were applicable to the Shares pursuant to the Award prior to such Change in Capitalization.

SECTION 5 — Restricted Stock

        5.1  The Committee may grant Awards of Restricted Stock which shall be evidenced by an Agreement between the Corporation and the Participant. Each Agreement shall contain such restrictions, terms and conditions as the Committee may require and (without limiting the generality of the foregoing) such Agreements shall require that an appropriate legend be placed on Share certificates. Such Agreements shall set forth a Restricted Period of from two (2) to ten (10) years, as selected by the Committee, for each Share of Restricted Stock granted pursuant thereto. Any Share granted to a Participant may have a different Restricted Period from any other Share. Awards of Restricted Stock shall also be subject to the terms and provisions set forth elsewhere in this Section 5.

      5.2  Rights of Participant

(a) Shares of Restricted Stock granted pursuant to an Award hereunder shall be issued in the name of the Participant as soon as reasonably practicable after the Award is granted and the purchase price, if any, is paid by the Participant provided that the Participant has executed an Agreement evidencing the Award, and Escrow Agreement, appropriate blank stock powers and any other documents which the Committee, in its absolute discretion, may require as a condition to the issuance of such Shares. If a Participant shall fail to execute the Agreement evidencing an Award, an Escrow Agreement or appropriate blank stock powers or shall fail to pay the purchase price, if any, for the Restricted Stock, the Award shall be null and void. Shares issued in connection with an Award shall be deposited together with the stock powers with the Escrow Agent designated by the Committee. Except as restricted by the terms of the Agreement, upon delivery of the Shares to the escrow Agent, the Participant shall have all of the rights of a stockholder with respect to such Shares, including the right to vote the shares and to receive all dividends or other distributions paid or made with respect to the shares.

(b) If a Participant receives rights or warrants with respect to any Shares which were awarded to him as Restricted Stock, such rights or warrants or any Shares or other securities he acquires by the exercise of such rights or warrants may be held, exercised, sold or otherwise disposed of by the Participant free and clear of the restrictions and obligations provided by this Plan.

        5.3  Non-transferability.        Until the Restricted Period and any other restrictions upon the Shares of Restricted Stock awarded to a Participant shall have lapsed in the manner set forth in Section 5.4, such Shares shall not be sold, transferred or otherwise disposed of and shall not be pledged or otherwise hypothecated, nor shall they be delivered to the Participant. The Committee may also impose such other restrictions and conditions on the Shares as it deems appropriate. Notwithstanding anything to the contrary in this Plan, the Committee may, in its discretion, authorize all or a portion of any Restricted Stock Awards heretofore granted but not vested or hereafter to be granted to permit a transfer, with or without value (i.e., a sale) by such Participant to Family Members, provided that (i) the Agreement pursuant to which such Awards are granted or an amendment permitting transferability of the Award is approved by the Committee, and expressly provides for transferability in a manner consistent with this Section, and (ii) subsequent transfers of Restricted Stock Awards are prohibited except by will or the laws of descent and distribution. As used herein, the term “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity, including a family limited partnership or limited liability company in which these persons (or the Participant) own more than fifty percent of the voting interests.

        Following transfer, any such Awards shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Provisions in the Plan and the Agreement applicable to an Award held by a Participant including upon termination of such Participant’s employment for any reason (including death or disability) shall be equally applicable to such Awards when held by a transferee. In any permitted transfer for value, the transferee shall acknowledge in writing to the Company that the shares to be received upon exercise of the Award will not be registered under the federal securities laws and may not be resold except pursuant to an applicable exemption. The following transactions shall not be considered transfers for value: (i) a transfer under a domestic relations order in settlement of marital property rights; and (ii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity.

      5.4  Lapse of Restrictions.

(a) Restrictions upon Shares of Restricted Stock awarded hereunder shall lapse at such time or times and criteria as the Committee may determine; provided, however, that, subject to Section 5.4(d), the restrictions upon such Shares shall lapse only if the Participant on the date of such lapse is then and has continuously been an employee of the Corporation or a Subsidiary from the date the Award was granted.

(b) The Restricted Period applicable to any Shares awarded to a Participant shall expire in accordance with its terms. Notwithstanding the foregoing, upon the occurrence of any Change in Control, every Restricted Period which at that time is five years or less in duration shall automatically expire.

(c) In the event of termination of Participant’s employment as a result of his or her death, Retirement or Disability, the Committee, in its absolute discretion, may determine that the Restricted Period and any other restrictions upon some or all Shares of Restricted Stock awarded to the Participant shall thereupon immediately lapse.

(d) The Committee may also decide at any time (whether before or up to sixty (60) days after the date of the death, Retirement, Disability or termination of employment of a Participant) in its absolute discretion and on such terms and conditions as it deems appropriate, to remove or modify the restrictions upon Shares of Restricted Stock awarded hereunder.

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        5.5  Forfeit of Shares to Corporation. Subject to Section 5.4(c) and (d), upon the termination of employment of the Participant, all of such Shares with respect to which restrictions have not lapsed shall be resold by the Participant to the Corporation at the same price paid by the Participant for such Shares or shall be forfeited and automatically transferred to and reacquired by the Corporation at no cost to the Corporation if no purchase price had been paid for such Shares.

        5.6  Treatment of Dividends. At the time of an Award of Shares of Restricted Stock, the Committee may, in its discretion, determine that the payment to the Participant of dividends, or a specified portion thereof, declared or paid on such Shares by the Corporation shall be deferred until the earlier to occur of (i) the lapsing of the restrictions imposed upon such Shares, in which case such dividends shall be paid over to the Participant, or (ii) the forfeiture of such shares under Section 5.5 hereof, in which case such dividends shall be forfeited to the Corporation. In the event of any deferral of dividends, such dividends shall be held by the Corporation for the account of the Participant until the lapsing of restrictions upon the shares. In the event of such deferral, interest shall be credited on the amount of the account from time to time, at a rate per annum as the Committee, in its discretion, shall determine. Payment of deferred dividends, together with interest accrued thereon as aforesaid, shall be made upon the earlier to occur of the events specified in (i) and (ii) of the immediately preceding sentence, in the manner specified therein.

SECTION 6 — Exchange of Restricted Stock for Common Stock

        When the restrictions imposed by Section 5 expire or have been canceled with respect to one or more shares of Restricted Stock, the Corporation shall notify the Participant and the Escrow Agent of same. The Escrow Agent shall then return the certificate covering the Restricted Shares to the Corporation and upon receipt of such certificate the Corporation shall deliver to the Participant (or such Participant’s legal representative, beneficiary or heir) a certificate for a number of shares of Common Stock, without any legend or restrictions (except those required by any federal or state securities laws), equivalent to the number of shares of Restricted Stock for which restrictions have been cancelled or have expired. A new certificate covering Restricted Shares previously awarded to the Participant which remain restricted shall be issued to the Participant and held by the Escrow Agent and the Agreement, as it relates to such shares, shall remain in effect.

SECTION 7 — Termination and Amendment of the Plan

        7.1  The Plan shall terminate on December 12, 2010, and no Award may be granted thereafter. The Board may sooner terminate or amend the Plan at any time, and from time to time; provided, however, that, except as otherwise provided herein, no amendment shall be effective unless approved by the shareholders of the Corporation in accordance with applicable law and regulations at an annual or special meeting held within twelve months before or after the date of adoption of such amendment, if such amendment will:

(a) increase the number of Shares as to which Awards may be granted under the Plan;

(b) change the class of persons eligible to participate in the Plan;

(c) extend the maximum period for granting or exercising Restricted Stock provided herein; or

(c) otherwise materially increase the benefits accruing to employees under the Plan

        Except as otherwise provided herein, rights and obligations under any Award granted before any amendment of the Plan shall not be altered or impaired by such amendment, except with the consent of the Participant.

SECTION 8 — Regulations and Other Approvals; Governing Law

        8.1  Governing Law. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New Jersey without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

        8.2  Other Applicable Laws. The obligation of the Corporation to sell or deliver Shares with respect to Awards granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

        8.3  Rule 16b-3. The Plan is intended to comply with Rule 16b-3 promulgated under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Agreement in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

        8.4  Registration of Shares, Etc. Each Award is subject to the requirement that, if at any time the Committee determines, in its absolute discretion, that the listing, registration or qualification of shares issuable pursuant to the Plan is required by any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares, no Shares shall be issued, in whole or in part, unless listing, registration, qualification, consent or approval has been effected or obtained free of any conditions as acceptable to the Committee.

        8.5  Restrictions on Disposition. In the event that the disposition of Shares acquired by a Participant pursuant to the Plan is not covered by a then current registration statement under the Securities Act of 1933, as amended, and is not otherwise exempt from such registration, such Shares shall be restricted against transfer to the extent required by the Securities Act of 1933, as amended, or regulation thereunder, and the Committee may require any individual receiving Shares pursuant to the Plan, as a condition precedent to receipt of such Shares, to represent to the Corporation in writing that the Shares acquired by such individual are acquired for investment only and not with a view to distribution.

SECTION 9 — Miscellaneous

        9.1  Expenses. All expenses and costs incurred in connection with the operation of the Plan shall be borne by the Corporation.

        9.2  Non-Exclusivity of the Plan. The adoption of the Plan by the Board shall not be construed as amending, modifying or rescinding any previously approved incentive arrangement or as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of Shares otherwise than under the Plan.

        9.3  Withholding of Taxes. The Corporation shall have the right to deduct from any distribution of cash to any Participant an amount equal to the federal, state and local income taxes and other amounts required by law to be withheld with respect to any Award. Notwithstanding anything to the contrary contained herein, if a Participant is entitled to receive Shares pursuant to an Award, the Corporation shall have the right to require such Participant, prior to the delivery of such Shares, to pay to the Corporation the amount of any federal, state or local income taxes and other amounts which the Corporation is required by law to withhold.